Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Valens Semiconductor Ltd. of our report dated June 9, 2021, except for the effects of the Reverse Stock Split discussed in Note 2(aa) to the consolidated financial statements, as to which the date is October 20, 2021, relating to the financial statements of Valens Semiconductor Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel Aviv, Israel	/s/ Kesselman & Kesselman
October 20, 2021	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited